Exhibit 16.1

Securities and Exchange Commission	January 21, 2014
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 21, 2014, of Saba Software, Inc. and are in agreement with the statements contained in the first, second, third, fourth, sixth and seventh paragraphs and the first and second sentences of the fifth paragraph of Item 401(a) therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP